May 21, 2024

By email

James J. McKinney

Email: jim.j.mckinney@outlook.com

Dear James:

We are pleased to offer you the position of Chief Financial Officer of SiriusPoint Ltd., a Bermuda exempted company limited by shares and (the “Company”), on the terms and conditions outlined in this offer letter (the “Offer Letter” or the “Agreement”). Your position with the Company will sometimes be referred to in this Offer Letter as the or your “Employment”.

1. Position and Duties. You will serve as Chief Financial Officer (CFO) of the Company, reporting directly to the Chief Executive Officer (CEO) and Sirius Global Services LLC will be your employer of record. In this role, you shall perform such senior executive duties, services, and responsibilities on behalf of the Company consistent with the CFO position as may be reasonably assigned to you from time to time by the CEO and/or the Board of SiriusPoint Ltd. (the “Board”).

2. Start Date. Your start date in this role will be effective from 3 June 2024.

3. Base Salary. You will be paid a base salary at a rate of $625,000.00 per annum, less all applicable withholdings and authorized deductions. Your base salary will be subject to review in connection with regular senior management reviews in the first quarter of each calendar year. Your base salary will next be reviewed in 2025. There is no obligation on the Company to increase your base salary pursuant to any such review or otherwise. There will be no review of the base salary after either party has given notice to terminate your employment for any reason.

4. Annual Bonus. You will be eligible for an annual cash bonus equal to, at target levels of performance, 100% of your then-current annual base salary (the “Target Bonus”), subject to generally applicable threshold and maximum levels set by the Compensation Committee of the Board (the “Compensation Committee”) as to individual and corporate performance goals (the “Annual Bonus”). Whether any Annual Bonus is payable in respect of any year and, if so, how much, will be determined by the Company and/or the Compensation Committee, in its or their sole discretion with such discretion to be exercised in a bona fide and rational manner. Payment of any Annual Bonus will generally occur in March of the subsequent year at the same time annual bonuses are paid to other members of the Company’s management team, less all applicable withholdings and authorized deductions, subject to you being actively employed and not have given or received notice of termination of employment at the time the Annual Bonus is to be paid. No Annual Bonus shall be deemed earned until the payment date. The Company will pay up to a pro rata portion of the Annual Bonus for calendar year 2024, based to the number of days worked in 2024 but no minimum amount is guaranteed.

5. Annual Long-Term Incentive Awards. You will be eligible to participate in the Company’s long-term incentive (“LTI”) program with other members of senior management of the Company. For 2024, your annual LTI award (the “Annual Award”) will have a grant value equal to 200% of your then-current annual base salary (calculated in the same manner as other LTI award recipients. As compensation for your non-compete and non-solicit obligations under the Restrictive Covenant Agreement attached as Exhibit A,

One World Trade Center, Suite 47J, New York, NY 10007. T: +1 212 312 0200 W: www.siriuspt.com the Company will not prorate the LTI Award for 2024 to the months worked in 2024 and, instead, will provide you a full grant as if you would have worked for the entire 12 months of 2024. The Annual Award will be provided through a mix of time-based restricted stock units of the Company (“RSUs”) and performance-based restricted stock units of the Company (“PSUs”), where 25% will be in RSUs and 75% in PSUs (as to 75% of the shares, or otherwise in the same ratio and/or in the same form of other types of awards as granted to other members of senior management, as permitted under the SiriusPoint Ltd 2023 Omnibus Incentive Plan (the “Plan”), and as determined at the discretion of the Compensation Committee. The RSUs and PSUs are subject to the terms and conditions of the Plan. You will be granted an LTI shortly after you join the business. Future Annual Awards will be granted at the same time as awards are granted to other members of senior management (expected to be no later than the second quarter of each calendar year) and will be subject to the terms set forth in the applicable equity plans and related implementing award agreements, of which yours will be no less favorable than the agreements evidencing awards granted to other members of senior management.

6. Enhanced Compensation. The parties agree that the 2024 LTI, as well as your Base Salary and Annual Bonus, are more than adequate consideration to support your agreement not to compete or solicit as provided in the Restrictive Covenant Agreement attached as Exhibit A.

7. Benefits. You will be eligible to participate in all of the Company’s retirement, health and other benefit plans which are provided to similarly situated senior executives of the Company in the United States. The Company will provide you with additional information regarding these plans. You will also be entitled to 30 business days of paid vacation per year (in addition to Company holidays) to be used and accrued in accordance with the Company’s policies as may be established from time to time. The Company reserves the right to change its policies with respect to any and all employee benefits from time to time, subject to compliance with applicable law, in which case you shall be treated no less favorably than other similarly situated senior executives of the Company in the United States.

8. Work Location. You will work remotely from your residence in Wheaton, IL, but will be required to travel regularly to New York, Bermuda, and London, and other jurisdictions where the Company and its affiliates operate. The Company will reimburse you of all reasonable expenses incurred with traveling and in carrying out your duties.

9. Employment At Will. Should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any share option plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the CEO of the Company.

10. Actions on termination. On or following the termination of the employment (howsoever arising), you will:

(a)  At the request of the Company resign from any office you held in any parent company, subsidiary and affiliates of the Company (a “Group Company”) and, if applicable, shall transfer without payment to the Company or as the Company may direct any third party any shares or other securities you held in the Company (or any Group Company) as a nominee or trustee for the Company (or any Group Company) and deliver to the Company the related certificates, provided however that such resignation shall be without prejudice to any claims which you may have against the Company or any Group Company arising out of

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the termination of the Employment. In the event you unreasonably refuse to sign reasonably appropriate resignation documentation, the Company may sign such resignation documentation on your behalf.

(b)  Deliver to the Company all Confidential Information (as defined in the Restrictive Covenant Agreement attached as Exhibit A and subject to its Protected Rights provisions) and materials containing the same and all other Company and Group Company property which is in your possession or under your power or control and on the Company’s, request provide a signed statement that you have fully complied with the obligations hereunder.

(c)  Cooperate with the Company and any Group Company by providing such assistance as may reasonably be required during normal working hours in connection with any handover arrangements or any claim made by or against the Company or any Group Company. For the avoidance of doubt, such assistance may include, but not be limited to, attending meetings, reviewing documents, giving and signing statements/affidavits and attending hearings and giving evidence. The Company shall reimburse you for all reasonable expenses incurred in connection with such cooperation, whether or not you are employed by the Company at such time, provided such expenses are consistent with the Company’s then current Travel & Entertainment (or other similar) Policy and are otherwise approved by the Company in advance of being incurred. This paragraph shall not require you to give notice to the Company of or cooperate with the Company in relation to any charge or litigation in which you are a charging or complaining party, or any confidential investigation by a government agency.

(d)  Provide the Company with all necessary information as may be necessary to allow such person as the Company may determine to access any IT equipment, hard drive, memory stick or other equipment used by you in the course of your employment whether or not such equipment is owned by the Company or any Group Company.

11. Directors & Officers Insurance. You will be covered under a directors and officers’ liability insurance maintained by the Company to the same extent as other directors and officers of the Company. You will continue to be covered by such insurance for six (6) years following your termination of employment for any reason.

12. Contingent Offer. This offer of employment is contingent upon:

(a) Your execution of the form of Restrictive Covenant Agreement attached to this offer letter as Exhibit A.

(b) You being approved by any relevant regulatory authorities to hold any relevant regulated positions in connection with your employment with the Company, to the extent applicable.

This offer will be withdrawn if any of the above conditions are not satisfied. For clarity, the termination and severance provisions of this letter would not apply under these circumstances.

13. Withholding. You will be solely responsible for taxes imposed on you by reason of any compensation and benefits provided to you by the Company, and all such compensation and benefits will be subject to applicable withholding and deductions.

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14. Employee Representations. You represent to the Company that your acceptance of this offer of employment and your commencement of employment with the Company does not violate any agreement or obligation (whether or not written) that you have with or to any person or entity including, but not limited to, any prior employer. You further represent that you have provided the Company with true, correct, and complete copies of all such agreements related to your employment with your former employer. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your prior employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company.

15. Section 409A. All payments provided for under the terms of this offer letter are intended to be exempt from Sections 409A and 457A of the Internal Revenue Code (referred to as “Section 409A” and “Section 457A,” respectively) and this offer letter, and shall be construed and administered in accordance with such intent. If any provision of this offer letter provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company and you shall not have any right to designate the year in which any such payment is to be made. In the event any taxable payments by the Company to you (either under the terms of this offer letter or otherwise) constitute a form of nonqualified deferred compensation that is subject to Section 409A and are payable as a series of installments, each installment shall be treated as a separate payment for purposes of Section 409A. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A or Section 457A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A or Section 457A.

Specified Employees. In the event any payment or taxable benefit provided to you in connection with your termination of employment constitutes a form of nonqualified deferred compensation that is subject to Section 409A (whether under the terms if this offer letter or otherwise) and you are a “specified employee” as defined in Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

16. Applicable Law; Jury Trial Waiver. This Offer Letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Offer Letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and you consent to the jurisdiction of such a court. The Company and you hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this offer letter. In the event of a lawsuit or other legal proceeding between you and the Company which arises out of or relates to any of the provisions of this Offer Letter, including any of the exhibits to this Offer letter, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable attorneys’ fees and costs the prevailing party incurred pursuing and/or defending against any such lawsuit or legal proceeding.

17. Acknowledgement. You state and represent that you have had an opportunity to fully discuss and review the terms of this offer letter with an attorney. You further state and represent that you have carefully read this offer letter, understand the contents herein, freely, and voluntarily assent to all of the terms and conditions hereof and sign this offer letter.

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18. Successors and Assigns. You expressly consent to the Company’s assignment of its rights and obligations under this offer letter to a subsidiary service company formed or designated for the purposes of employing employees of and other service providers to the Company and its affiliates. This offer letter shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged, or which may succeed to its assets or business; provided, however, that your obligations are personal and shall not be assigned by you.

19. Entire Agreement. This Offer Letter, including its Exhibits, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this offer letter.

20. Severability. In case any provision of this offer letter shall be invalid, illegal, or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

We believe that the Company presents a tremendous value creation opportunity, and we view you as an important part of our future successes. We look forward to working with you.

[Signature page follows]

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Sincerely,

SIRIUSPOINT LTD.

/s/ Scott Egan
Scott Egan, Chief Executive Officer

Acceptance of Offer

I have read and understood, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter of this letter.

Signed	/s/ James J. McKinney
Name:	James J. McKinney

Date	5/21/2024

Exhibit A

SiriusPoint Ltd.

Executive Restrictive Covenant Agreement

This Executive Restrictive Covenant Agreement (the “Agreement”) is entered into by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”), and the undersigned (the “Executive”).

In consideration of the Executive’s employment or continuation of employment by the Company and enhanced compensation set forth in the Offer Letter and other professional and financial benefits to be provided pursuant to such employment, which the Executive acknowledges to be good and valuable consideration for the Executive’s obligations hereunder, the Company and the Executive hereby agree as follows:

1. Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information, relating to the confidential affairs of the Company and its respective subsidiaries (together, as of any such date, the “Company Group”), including but not limited to, technical information, intellectual property, trade secrets, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, financial data, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company Group reasonably and in good faith to be confidential (“Confidential Information”). The Executive understands and acknowledges that the information enumerated above is not intended as an exclusive list of the Company’s Confidential Information, and therefore, it is intended that this Agreement shall relate to all information of a confidential nature disclosed or available to the Executive either directly or indirectly. An item of Confidential Information need not be marked “confidential” or otherwise labeled in a particular way to qualify as Confidential Information. Due to its special value and utility as a compilation, a confidential compilation will remain protected as Confidential Information even if some items in it are public. Private disclosure of otherwise Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement. Confidential Information does not include any information that is, or becomes, generally available to the public for no fault of the Executive.

The Executive agrees that during the term of the Executive’s employment and thereafter, the Executive will not, other than on behalf of the Company Group, disclose, publish, communicate, release, or otherwise reveal such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company (except as provided in the Protected Rights provision below), make any unauthorized copy, transmission, upload, or download of any Confidential Information, and take all reasonable action that the Company deems necessary or appropriate to prevent the unauthorized disclosure of any Confidential Information. If, and only if, required by controlling law to make it enforceable, then the limitation on use of Confidential Information that does not qualify as a trade secret will expire 3 years after Employee’s employment terminates.

Notwithstanding the foregoing, Confidential Information may be disclosed by the Executive as set forth in Paragraph 8 (Protected Rights) below, when disclosure is required by law, regulation, court order, subpoena, or other enforceable legal process, or when such information is or becomes publicly available or independently known to the Executive through a third party not under a duty of confidentiality to the Company or the Executive. In the event the Executive is served with a subpoena, court order or similar legal mandate requiring the disclosure of Confidential Information, the Executive will provide the Company reasonable notice and opportunity to intervene and protect the Company’s Confidential Information prior to disclosure unless such notice is prohibited by applicable law. The Executive is not required to provide any notice to the Company prior to the Executive communicating with the Security Exchanged Commission (SEC) or any other government agency or law enforcement.

This confidentiality covenant has no temporal (except as provided above), geographical, or territorial restriction. Upon termination of the Executive’s employment, the Executive will promptly return to the Company (i) all property of the Company Group and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, financial data, or any other tangible product or document containing Confidential Information, and any copies thereof, in any format, produced by, received by, or otherwise submitted to the Executive during or prior to the Executive’s employment and will permanently delete any Confidential Information that may be stored in any personal device or cloud.

2. Noncompetition. By and in consideration of the Executive’s employment by the Company and the payments to be made and benefits to be provided by the Company, as provided in the Offer Letter, and in connection with the Executive’s employment, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group, the Executive agrees that the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 2. Following termination of the Executive’s employment, upon request of the Company during the Noncompetition Term, the Executive shall notify the Company of the Executive’s then-current employment status. The confidentiality obligations set forth above and the noncompetition obligations set forth in this Section shall not restrict Executive’s right to practice law following employment and do not expand the scope of the attorney’s duty of confidentiality under the applicable rules of professional conduct.

3. Nonsolicitation. During the Nonsolicitation Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from the Company Group.

4. Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements, and patentable or copyrightable works initiated, conceived, or made by the Executive, either alone or in conjunction with others (“Work Product”), during employment with the Company and related to the business or activities of the Company Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments, or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group therein. These obligations shall continue beyond the conclusion of the

Executive’s employment with the Company with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive during the Executive’s employment.

Executive acknowledges notice that to the extent the foregoing law applies, Executive’s agreement to assign Work Product will not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless: (1) the invention relates directly to the business of the Company Group or to the Company’s actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by Executive for the Company. Similarly, to the extent Illinois 765 ILCS 1060/1-3 “Employee Patent Act” controls, then the same notice will apply absent the word “directly” in part (1).

5. Remedies. The Executive agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Agreement are reasonable and necessary to protect the business of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such business. Should a court, arbitrator, or other similar authority determine, however, that any provisions of the covenants contained in this Agreement are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.

6. Notice Under Federal Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure of a trade secret is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7. Protected Rights. The purpose of this Agreement is to protect the Company from harm through misappropriation of its trade secrets, confidential and proprietary information and materials, and other forms of unfair competition. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to report an event the Executive reasonably and in good faith believes to be a violation of law or regulation, or file a charge or complaint with, the relevant law-enforcement agency, such as the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), the Department of Labor, or any other federal, state or local governmental agency or commission (“Governmental Agencies”). The Executive further understands that this Agreement does not limit The Executive’s ability to communicate with or testifying before any Governmental Agencies, or otherwise voluntarily participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement or in any other Company agreement, policy, directive, or representation prohibits or impedes the Executive from communicating directly with the SEC under the protection of SEC Rule 21F-17.

8. Certain Definitions. For purposes of this Agreement:

(a) The “Noncompetition Term” shall mean the period beginning on the start date of the Executive’s employment and ending six (6) months following the Executive’s termination of employment or the date the Garden Leave started, as applicable.

(b) The “Nonsolicitation Term” shall mean the period beginning on the start date of the Executive’s employment and ending six (6) months following the Executive’s termination of employment.

(c) “Restricted Enterprise” shall mean (x) on any date during the Executive’s employment, any person, corporation, partnership, or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group on such date and (y) on and after the date of the Executive’s termination, any person, corporation, partnership or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group to the extent Executive was involved in such business activity at any time during the last twelve (12) months of Executive’s employment with the Company or any member of the Company Group.

(d) “Restricted Person” shall mean any person who at any time during the Executive’s employment with the Company was an employee or customer of any member of the Company Group, with whom the Executive has had any contact with or has received Confidential Information about or concerning such person, or otherwise had a material business relationship with any member of the Company Group.

(e) The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which the Company Group has, during the twelve (12) months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group.

9. No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

10. Consideration Period. The Executive is hereby advised to consult with counsel of their choice before signing this Agreement. The Executive acknowledges that Executive had 14 days or more to consider this Agreement before being required to sign it and if Executive signed this Agreement before the expiration of the 14-day period, Executive did so of Executive’s own volition and waives the remainder of the 14-day consideration period.

11. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and the Company Group, and each of their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14. Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and you consent to the jurisdiction of such a court. The Company and you hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

15. Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

16. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

EXECUTIVE

/s/ James J. McKinney
James J. McKinney

SIRIUSPOINT LTD.

By:	/s/ Scott Egan
Name:	Scott Egan
Title:	Chief Executive Officer

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